                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED
[x]  Definitive Proxy Statement                   BY RULE 14A-6(E)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                      ELECTRONIC DATA SYSTEMS CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:

                            [EDS LOGO APPEARS HERE]


                                                                Richard H. Brown
                               Chairman of the Board and Chief Executive Officer


                                                                   April 5, 2000


Dear fellow shareholder:

     On behalf of your Board of Directors, it is my pleasure to invite you to attend the 2000 Annual Meeting of Shareholders of EDS. The meeting will be held on Tuesday, May 23, 2000, at 1:00 p.m. local time, at The Plano Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074. You will find information regarding the matters to be voted on at the meeting in the following pages. The 1999 Annual Report to Shareholders is also enclosed with these materials.

     Please let us know whether you plan to attend the meeting by marking the appropriate box on your proxy card or, if you vote by telephone or internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If you plan to attend the meeting and your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

     Your vote is important. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or internet voting procedures described on the proxy card (if you hold your shares in street name, telephone or internet voting will be available to you only if offered by your bank or broker). Please note that your completed proxy, or your telephone or internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

     I look forward to seeing you at the meeting.

                                    Sincerely,

                                    /s/ Richard H. Brown

                                    Richard H. Brown



Our Annual Report and Proxy Statement are available electronically. As an alternative to receiving printed copies of these documents in future years, you may elect to access them electronically and vote on the internet. To do so, if you are a registered holder, please follow the instructions for internet voting on your proxy card and, when voting, indicate when prompted that you agree to access these documents electronically in future years. If you hold shares in street name, follow the instructions for internet voting on your voting instruction card and indicate when prompted that you agree to access these documents electronically in future years.

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
About the Meeting...........................................................................  1

 Who Can Vote...............................................................................  1
 How You Can Vote...........................................................................  1
 Revocation of Proxies......................................................................  1
 Required Votes.............................................................................  1
 Other Matters to be Acted Upon at the Meeting..............................................  2
 Expenses of Solicitation...................................................................  2

Board Of Directors..........................................................................  2

 Committees Established By the Board........................................................  2
 Corporate Governance.......................................................................  3
 Compensation of Directors..................................................................  4

Proposal 1:   Election Of Directors.........................................................  4

 Directors Standing for Election............................................................  5
 Directors Continuing in Office.............................................................  5
 Management Stock Ownership.................................................................  7
 Executive Compensation.....................................................................  8
   Report of Compensation and Benefits Committee on Executive Compensation..................  8
   Compensation and Benefits Committee Interlocks and Insider Participation................. 11
   Performance Graph........................................................................ 11
   Summary Compensation Table............................................................... 12
   Option Grants in 1999.................................................................... 13
   Option Values at December 31, 1999....................................................... 13
   Retirement Plans......................................................................... 14
   Employment Agreement with Richard H. Brown............................................... 14
   Offer of Employment to James E. Daley.................................................... 15
   Management Consulting Services Employment Agreement with Fred G. Steingraber............. 16
   Change of Control Employment Agreements.................................................. 16
   Retention Plan........................................................................... 17
   Certain Transactions..................................................................... 18
   Section 16(a) Beneficial Ownership Reporting Compliance.................................. 18

Proposal 2:  Ratification Of Appointment Of Auditors........................................ 19

Proposal 3:  Shareholder Proposal Relating To Rights Plans.................................. 19

Proposal 4:  Shareholder Proposal Relating to Majority Vote................................. 21

Shareholder Proposals For 2001 Annual Meeting............................................... 23


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000


     The Annual Meeting of Shareholders of Electronic Data Systems Corporation ("EDS") will be held at The Plano Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074 on Tuesday, May 23, 2000, at 1:00 p.m. local time. The purpose of the meeting is to vote on the following proposals (in the case of the shareholder proposals, if presented at the meeting) described in the accompanying Proxy Statement, and any other business that may properly be presented at the meeting or any adjournment of the meeting:

     PROPOSAL 1.  Election of four directors for a three-year term;

     PROPOSAL 2.  Ratification of the appointment of KPMG LLP as independent auditors;

     PROPOSAL 3.  Shareholder proposal relating to rights plans; and

     PROPOSAL 4.  Shareholder proposal relating to majority vote.


     The record date for the annual meeting is March 24, 2000. Only shareholders of record at the close of business on that date can vote at the meeting.

                                        /s/ D. Gilbert Friedlander

                                        D. Gilbert Friedlander
                                        Senior Vice President, Secretary
                                        and General Counsel


April 5, 2000



 If you are a shareholder with a disability requiring special assistance and would like to attend the Annual Meeting, please call EDS Investor Relations at
 (972) 605-8933.  We will make reasonable efforts to accommodate your needs.

                            [EDS LOGO APPEARS HERE]




                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2000


     The Board of Directors of EDS is soliciting proxies to be used at the 2000 Annual Meeting of Shareholders (the "Meeting"). This proxy statement and the form of proxy will be mailed to shareholders beginning April 5, 2000.
References in this proxy statement to "EDS" or "we" shall mean Electronic Data Systems Corporation. The mailing address of EDS' principal executive offices is 5400 Legacy Drive, Plano, Texas 75024-3199.

                               ABOUT THE MEETING

Who Can Vote

     Record holders of EDS common stock (the "Common Stock") at the close of business on March 24, 2000, may vote at the Meeting. On that date, 468,066,282 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How You Can Vote

     If you return your signed proxy, or vote by telephone or the internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposals 3 and 4 may be presented by a shareholder.

     If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the EDS 1996 Incentive Plan, or the dividend reinvestment program, you will receive one proxy with respect to all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS; AND "AGAINST" PROPOSALS 3 AND 4.

Revocation of Proxies

     You can revoke your proxy at any time before it is exercised in any of the following three ways: (1) by submitting written notice of revocation to the Secretary of EDS; (2) by submitting another proxy that is properly signed and later dated; or (3) by voting in person at the Meeting.

Required Votes

     The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

     The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Other Matters to be Acted Upon at the Meeting

     We do not know of any other matters to be presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

     The proxies solicited hereby are being solicited by EDS.   The cost of
soliciting proxies will be paid by EDS. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.


                              BOARD OF DIRECTORS

     The Board of Directors provides guidance and strategic oversight to the company's management with the objective of optimizing shareholders' returns on their investment in EDS. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the company. Regular meetings of the Board are held six times per year and special meetings are scheduled when required. The Board held eight meetings in 1999. All directors attended at least 75% of the meetings of the Board and the Board Committees of which they are members.

Committees Established by the Board

     The Board of Directors has established the following Committees to assist it in discharging its responsibilities:

     Audit Committee. The Audit Committee, which met five times in 1999, is composed of Ray J. Groves (Chairman), Roger A. Enrico and Ray L. Hunt. Mr. Enrico was appointed to the Audit Committee in February 2000 upon the retirement of Enrique J. Sosa, who had served on the committee since 1996. The Audit Committee recommends to the Board the appointment of independent auditors and reviews the scope and cost of proposed audit and non-audit services as well as the qualifications and independence of the independent auditors. The committee reviews with the independent auditors and internal audit staff the results of audits, any recommendations therefrom and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of our internal financial controls and internal audit staff. It also reviews our annual financial reports, programs established to monitor compliance with our Code of Conduct, and the status of material pending litigation and regulatory proceedings.

     Compensation and Benefits Committee. The Compensation and Benefits Committee, which met five times in 1999, is composed of C. Robert Kidder (Chairman), William H. Gray, III and Ray J. Groves. The committee establishes the compensation of our executive officers and reviews recommendations made by the Chief Executive Officer with respect to the long-term incentive compensation of other corporate officers. It also oversees our employee benefit plans, reviews new employee benefit plans and significant amendments to existing plans, and administers all stock based plans.

     Governance Committee. The Governance Committee, which met four times in 1999, is composed of James A. Baker, III (Chairman), Richard B. Cheney and Judith Rodin. The Governance Committee reviews management succession and development plans, recommends to the Board the election of the Chairman and the Chief Executive Officer, and reviews the Chief Executive Officer's recommendations regarding the election of other principal officers. It also reviews Board processes and policies, makes recommendations regarding shareholder proposals, determines the criteria for qualification of directors, and recommends to the Board candidates for director and for committee memberships. The procedures for submission by a shareholder of a director nominee are described below under the heading "Shareholder Proposals for 2001 Annual Meeting."

Corporate Governance

     The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to our shareholders. The current Board structure was established at the time of our split-off from General Motors Corporation in June 1996. The structure was established, and the Board's members selected, in a manner intended to implement governance practices and policies appropriate for EDS and its business, culture and challenges. This included the requirement that a substantial majority of directors be outside, independent directors with no significant financial or personal tie to EDS, that all Board committees be composed entirely of independent directors, and that a significant portion of director compensation be comprised of interests in Common Stock. Since its establishment in 1996, the Board has continually reviewed and updated its practices and policies and developed and adopted significant additional practices and policies that it believes to be appropriate for EDS and in the best interest of its shareholders. These include the following:

 . Executive Sessions. The outside members of EDS' Board have established a practice of holding periodic executive sessions without the Chief Executive Officer or any other inside director.

 . CEO Evaluation. In 1997, the outside directors established a process for the regular evaluation of the performance of the Chief Executive Officer. This evaluation, which was conducted again in 1999, is coordinated with the activities of the Compensation and Benefits Committee in setting the Chief Executive Officer's compensation.

 . Board Evaluation. In 1998, the Board initiated a self-evaluation process that identified and resulted in specific improvements to Board activities during 1999. Another Board evaluation is planned for 2000.

 . Independence. In 1998, the Board adopted a formal definition of independence for its members and the Governance Committee adopted specific guidelines for assessing the independence of outside directors. During 1998, the independence of all outside Board members was reviewed by the Governance Committee, and the Governance Committee has annually reviewed the independence of each outside director in connection with his or her nomination for election to the Board using these guidelines. In December 1999, the Board amended its definition of independence for directors, and the Governance Committee amended the guidelines for assessing independence, in order to parallel recent changes in that definition adopted by the New York Stock Exchange.

 . Retirement/Resignation. In 1999, the Board amended its formal policy regarding director retirement to provide that directors or candidates for Board membership shall not be nominated or elected after reaching age 70, unless the Board expressly determines to permit such service, in which case the individual may be nominated or elected for not more than one term after reaching age 70. The Board continues to maintain the policy that a director should submit his or her resignation in the event of a significant change of the job responsibility he or she held at the time of election to the Board. The Board may elect to not accept such resignation.

 . Charitable Contributions. In 1997, the Board adopted a policy that requires charitable contributions by EDS to organizations of which a Board member is an officer, director or trustee to be approved by the Board or the Governance Committee, depending on the size of the contribution.

 . Written Committee Charters. All Committees of the Board operate under written charters approved and adopted by the Board in 1996. In 2000, each Committee plans to review its charter to determine if improvements or amendments are appropriate and to make recommendations to the full Board for its approval of any changes.

 . Executive Stock Ownership. As more fully described below in the Report of the Compensation and Benefits Committee on Executive Compensation, requirements for the ownership of Common Stock by senior executives were adopted in 1999.

Compensation of Directors

     A director who is also an employee of EDS is not entitled to any additional compensation for serving as a director. Each non-employee director receives annual cash compensation of $35,000, as well as $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board or a Board committee. In addition, each non-employee director receives, on an annual basis, (i) options to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant and (ii) 500 shares of Common Stock. Such options and stock are subject to restrictions on sale that generally expire ratably over a three-year period. A non-employee director may elect each year to receive, in lieu of all or part of the cash fees he or she would otherwise receive in the next year, (i) additional stock options and/or (ii) additional shares of restricted stock.

     Under the Deferred Compensation Plan for Non-employee Directors, a director may elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested either in cash or Common Stock. Fees deferred in cash earn interest at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service, compounded monthly. Fees deferred and treated as if they had been invested in Common Stock are deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. All amounts accumulated in the account, including any interest or deemed dividends, are paid to the director in either a lump sum or in annual installments commencing upon (i) the date of termination of his or her status as a director or (ii) five years after such date. All non-employee directors currently participate in this plan.


                      PROPOSAL 1:   ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides for three classes of directors to be as equal in number as possible. Each class serves a three year term, with one class elected each year. Currently, the Board of Directors is composed of 10 members. The four Class I directors whose terms expire at this Meeting are William H. Gray, III, Ray J. Groves, Jeffrey M. Heller and Ray L. Hunt. The Board of Directors has nominated these persons for election as Class I directors. If elected, each director will serve until the annual meeting in 2003 or until he is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at the annual meeting in 2001 or 2002, as the case may be.

     We will vote your shares as you specify in your proxy. If you sign, date and return your proxy but do not specify how you want your shares voted, we will vote them FOR the election of the four nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

     The following information regarding the nominees for director and each current director continuing in office is as of March 15, 2000.

The Board of Directors recommends a vote FOR each of the nominees for director.

Directors Standing for Election

                  William H. Gray, III, 58

[PHOTO] President and Chief Executive Officer of The College Fund/UNCF since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. He served as a Congressman from Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip.
                  Mr. Gray is a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Municipal Bond Investors Assurance Corporation, Rockwell International Corporation, Union Pacific Corporation, CBS Corporation and Warner-Lambert Company. He has been a director of EDS since February 1997.

                  Ray J. Groves, 64

[PHOTO] Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he had held since 1977. He is a director of Allegheny Technologies Incorporated, Boston Scientific Corporation, Dominion Resources, Inc., Marsh & McLennan Companies, Inc., Nabisco Group Holdings Corp. and American Water Works Company, Inc. Mr. Groves has been a director of EDS since June 1996.

                  Jeffrey M. Heller, 60

[PHOTO] President and Chief Operating Officer of EDS since June 1996 and a director of EDS since 1983. Mr. Heller was a Senior Vice President of EDS from 1984 until June 1996. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Unigraphics Solutions Inc., Trammell Crow Company and Mutual of Omaha.



                  Ray L. Hunt, 56

[PHOTO] Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company, Pepsico Inc. and Security Capital Group Incorporated. He has been a director of EDS since June 1996.



Directors Continuing in Office
Term Expiring in 2001

                  Richard B. Cheney, 59

[PHOTO] Chief Executive Officer of Halliburton Company since 1995 and Chairman since February 2000. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. He served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney was a Member of Congress from Wyoming from 1978 to 1989 and served as Assistant to the President and Chief of Staff for President Gerald Ford from 1975 to 1977. He is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company. He has been a director of EDS since June 1996.

                  Roger A. Enrico, 55

[PHOTO] Chief Executive Officer of PepsiCo Inc. since April 1996, Chairman of the Board since November 1996 and a director since 1987. Mr. Enrico was Vice Chairman of PepsiCo Inc. from 1993 to 1996. He joined PepsiCo Inc. in 1971, became President & CEO of Pepsi-Cola USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986, Chairman & CEO of Frito-Lay, Inc. in 1991, and Chairman & CEO of PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is a director of PepsiCo Inc., Target Corporation, The Prudential Insurance Company of America and A.H. Belo Corporation. Mr. Enrico has been a director of EDS since February 2000.

                  C. Robert Kidder, 55

[PHOTO] Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. He is a director of Borden, Inc., Morgan Stanley Dean Witter & Co. and AEP Industries Inc. Mr. Kidder has been a director of EDS since June 1996.


Term Expiring in 2002

                  Richard H. Brown, 52

[PHOTO] Chairman and Chief Executive Officer of EDS since January 1999. Prior to joining EDS, Mr. Brown was Chief Executive Officer of Cable & Wireless plc from July 1996 to December 1998. He was President and Chief Executive Officer of H&R Block, Inc., and Chairman of its CompuServe subsidiary, from May 1995 to July 1996. Mr. Brown was Vice Chairman of Ameritech Corporation from January 1993 to May 1995 and President of its Illinois Bell subsidiary from 1990 to 1993. He held various executive positions with United Telecommunications, Inc. from 1981 to 1990, most recently as Executive Vice President, and was with Ohio Bell from 1969 to 1981. Mr. Brown is a director of The Seagram Company Ltd.

                  James A. Baker, III, 69

[PHOTO] Senior Partner of Baker Botts LLP since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as Secretary of State from January 1989 to August 1992, as Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985. He is a director of Reliant Energy Inc. as well as Rice University and the Howard Hughes Medical Institute. Mr. Baker has been a director of EDS since June 1996.

                  Judith Rodin, 55

[PHOTO] President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AMR Corporation and AETNA, Inc. Dr. Rodin has been a director of EDS since June 1996.

Management Stock Ownership

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 6, 2000, by each director and nominee for director, the Chief Executive Officer, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

                                                                                    Amount and Nature of Beneficial
                                       Name                                              Ownership (a) (b) (c)

  James A. Baker, III..............................................................             12,211
  Richard B. Cheney................................................................             12,118
  Roger A. Enrico..................................................................              5,446
  William H. Gray, III.............................................................              4,883
  Ray J. Groves....................................................................             14,885
  Ray L. Hunt......................................................................             33,391
  C. Robert Kidder.................................................................             11,579
  Judith Rodin.....................................................................             10,383
  Richard H. Brown.................................................................            340,626 (d)
  Jeffrey M. Heller................................................................            476,448 (d) (e)
  James E. Daley...................................................................             60,818 (d)
  Paul J. Chiapparone..............................................................            202,119 (d)
  Fred G. Steingraber..............................................................             76,559
  Directors and executive officers as a group (17 persons).........................          1,422,773 (d)

------------------
(a) Includes shares of Common Stock which may be acquired on or before May 14, 2000 through the exercise of stock options as follows: Mr. Baker--3,000 shares; Mr. Cheney--5,743 shares; Mr. Gray--2,100 shares; Mr. Groves--6,578 shares; Mr. Hunt--7,486 shares; Mr. Kidder--4,882 shares; Dr. Rodin--4,673 shares; Mr. Brown--200,000 shares; Mr. Heller--120,000 shares;
     Mr. Daley--50,000 shares; Mr. Chiapparone--40,000 shares;
     Mr. Steingraber--74,441 shares; and all directors and executive officers as a group--630,881 shares.
(b) Includes compensation deferrals treated as invested in Common Stock under the Non-Employee Director Deferred Compensation Plan as follows:
     Mr. Baker--1,302 shares; Mr. Cheney--5,375 shares; Mr. Enrico--280 shares; Mr. Gray--1,683 shares; Mr. Groves--6,269 shares; Mr. Hunt--2,805 shares; Mr. Kidder--4,397 shares; Dr. Rodin--2,899 shares; and all directors as a group--25,010 shares.
(c) Excludes unvested restricted stock units granted under the 1996 Incentive Plan (and its predecessor) as follows: Mr. Brown--152,500 units; Mr. Heller--425,000 units; Mr. Daley--16,666 units; Mr. Chiapparone--105,000 units; Mr. Steingraber--138,511 units; and all executive officers as a group--862,777 units. The units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 2001 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of the Retention Plan or other agreements with certain named executive officers as described below.
(d) Includes compensation deferrals treated as invested in Common Stock under employee compensation deferral plans and agreements as follows:
     Mr. Brown--139,755 shares; Mr. Heller--62,253 shares; Mr. Daley--4,069 shares; Mr. Chiapparone--80 shares; and all executive officers as a group--214,614 shares.
(e) Amounts reported include 1,840 shares held by Mr. Heller's spouse as custodian for their minor grandchildren. Mr. Heller disclaims beneficial ownership of such shares.

     As of March 6, 2000, the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly Rate Employees Pension Plan, c/o United States Trust Company of New York, 114 West 47th Street, New York, NY 10036, owned 62,073,652 shares of Common Stock, or approximately 13.3% of the outstanding Common Stock.

                             Executive Compensation

Report of Compensation and Benefits Committee on Executive Compensation

     The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for EDS' executive officers, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee establishes and administers the compensation for the company's executive officers, including setting targets for the payment of cash bonuses and the vesting of stock-based awards under the company's incentive plan. The Committee met five times in 1999 and routinely reported to the Board on its activities.

     Compensation Philosophy. Our compensation philosophy is based on the premise that executives should receive competitive compensation determined by reference to both EDS' performance and the individual's contribution to that performance. Compensation plans and programs are intended to motivate and reward executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of EDS.

     In determining compensation levels, we evaluate executive compensation against independent survey data of comparator companies with a key determinant being the comparative compensation levels and pay practices in the technology industry. The market for EDS' executive talent is broader than the technology and information technology (IT) services industries. Accordingly, our survey data includes two separate comparator groups. One group consists of approximately 25 large global corporations, which include several companies outside the technology and IT services industries. The second group consists of technology companies that are similar in revenues, market capitalization and net income to EDS. These companies primarily represent firms that we believe compete with EDS for executive talent. Our goal is to compensate executives above the 50th percentile of the comparator companies when EDS achieves its business goals. EDS has retained an independent third party consultant to provide comparator group data.

     EDS implemented significant organizational changes in 1999 designed to improve the company's performance. While our compensation philosophy remains fundamentally unchanged, over the course of 1999 we implemented significant modifications and additions to the company's compensation practices and programs to support these organizational changes. The principal focus of the modifications and additions to our compensation practices and programs in 1999 has been the adoption of policies and programs to encourage significant long-term stock ownership by our executives, thereby further linking management and shareholder interests. With that goal in mind, we recently adopted share ownership guidelines to encourage, and eventually require, executives to own a significant amount of EDS stock. These guidelines are expressed as a multiple of an executive's base pay and executives will have three years to meet the requirements. Furthermore, our compensation programs have been updated to provide executives with multiple vehicles that will allow them to accumulate EDS stock. These changes include the adoption of a non-qualified deferred compensation plan that allows executives to defer base salary, annual incentive compensation and restricted stock into EDS stock units and provides a matching payment, in the form of EDS stock, with respect to cash compensation deferred under the Plan. In addition, as described below, we implemented a requirement that a portion of bonuses be paid in the form of EDS stock commencing in 2000 and authorized a long-term strategy for stock option grants to executive officers.

     In addition to benefit plans and programs generally available to all EDS employees, executive compensation consists of the following three principal components: base salary, annual incentive compensation and long-term incentive compensation. The annual and long-term incentive compensation components enable the Committee to subject executive compensation to substantial risk based on achievement-oriented objectives. We have adopted the following approach to base salary, annual incentive compensation and long-term incentive compensation.

     Base Salary. Our goal is to target base salaries for executive officers at the 50th percentile paid for similar positions by the comparator groups described above. The Committee approves actual salary rates for all Section 16 executive officers, including the Chief Executive Officer. Individual executives may be paid higher or lower than the targeted level depending on a combination of factors, including the executive's performance, responsibilities and experience, as well as his or her opportunity for annual and long-term incentive compensation.

     We generally review salary levels for executive officers on an annual basis.

     Annual Incentive Compensation. Annual incentive compensation reflects our policy that a significant portion of each executive's annual compensation be contingent upon the company's current performance as well as the individual executive's contribution to that performance. We review bonus targets used by the comparator groups in setting executive bonus target levels. Annual bonuses for executive officers are generally targeted within a range of 90% to 120% of base salary when the company and the executive meet their financial, customer and employee targets for the year. In 1999, we authorized an increase in the maximum bonus to 190% of targeted bonus when such targets are significantly exceeded. Actual bonuses are adjusted at year-end to reflect the performance
achieved by the individual executive.   These amounts are established consistent
with the Committee's policy of compensating executive officers above average levels of the comparator groups when EDS achieves its business goals.

     We establish financial targets for EDS at the beginning of each fiscal year and only if such targets are met will an executive officer be eligible to receive a cash bonus in respect of that year. Because we believe that executives should be held accountable not only for the company's annual earnings per share (EPS) but for other measures of performance as well, our financial targets include both EPS and return on net assets (RONA) components. Sixty percent of the earned award may be paid to an executive based on EDS' financial performance, while forty percent is subject to achievement of individual objectives established at the beginning of a year. If the financial target is met with respect to a performance year, we may increase the amount of the executive's bonus above the targeted amount, or reduce it below the targeted amount, based on the executive's achievement of his or her financial, customer and employee performance goals for the year, provided that the overall amount payable in respect of bonuses for all executives is not increased from the amount established at the beginning of the year.

     Annual incentive compensation generally has taken the form of cash bonuses awarded under the company's Executive Bonus Plan established pursuant to the Incentive Plan. However, consistent with our goal of further aligning management and shareholder interests, commencing with bonuses for 2000, a portion will automatically be paid in the form of EDS stock rather than cash.

     Long-Term Incentive Compensation. Long-term incentive opportunities are an important element of the total compensation package for executive officers. The Committee believes this approach links management and shareholder interests and motivates executives to make long-term decisions in the best interest of EDS and its shareholders.

     Historically, EDS had used restricted stock grants as the principal component of its long-term incentive program, with such grants made from time to time at two or three year intervals. However, since the company's split-off in 1996, we have utilized both stock options and restricted stock as long-term incentive compensation, with a strong emphasis on stock options. All stock-based awards to executives are made under the Incentive Plan, which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. In granting stock-based awards, the Committee considers the long-term incentive compensation paid for similar executive positions by the comparator groups, the number of shares of unvested restricted stock and stock options subject to previously granted awards, and the executive's performance. Restricted stock and stock options awarded to executive officers generally vest ratably over a five or ten year period subject to the continued employment of the executive and, with respect to restricted stock awards, based on the company's achievement of performance goals established prior to the year of
vesting.   In the event such performance goals are not met, the restricted stock vesting otherwise scheduled for that year will generally be extended until the end of the five or ten year period. Stock options granted under the Incentive Plan have not been repriced, nor does the Committee intend to consider option repricing in the future.

     In 1999, we authorized a strategy to grant stock options to executives on an annual basis beginning in 2001. Options will be issued at fair market value and will generally have a ten-year term and vest ratably over five years. Although we anticipate the total number of options granted to all executives will approximate the 50th percentile of the comparator groups, individual grants will vary by executive from the 50th percentile based upon achievement of individual objectives established at the beginning of a year.

     The financial performance goals we established at the beginning of 1999 for the vesting of restricted stock awards in respect of that year were achieved by the company. Accordingly, all restricted stock units held by executive officers and scheduled to vest for 1999 have vested.

     Senior Management Retention Plan. In connection with the announcement of the retirement of the company's former Chairman in August 1998, the Committee approved a Senior Management Retention Plan for persons who were executive officers at the time of the implementation of the plan (other than the company's former Chairman and Vice Chairman). That plan provides for certain benefits to be provided to participants if they remain employed by EDS through a transition period ending on January 31, 2001. The plan also provides that certain benefits be provided to participants if they are involuntarily separated from EDS without "cause" prior to January 31, 2001. These benefits included a minimum cash bonus, which can be increased, based upon corporate performance, the right to continued vesting of previously granted stock-based awards, and certain supplemental retirement benefits depending on the age of the executive. In 1999, as part of our ongoing effort to further link management and shareholder interests, we approved the modification of many participant agreements under that plan to further motivate senior executives to remain with EDS, while eliminating the incentives to trigger the original agreements. Specifically, the agreements were modified to provide an enhanced bonus benefit in the form of EDS stock units. Additional benefits included extended vesting, a deferral opportunity, extended severance period and enhanced retirement benefits.

        Chief Executive Officer Compensation. Richard H. Brown was appointed Chairman and Chief Executive Officer of EDS effective as of January 1, 1999.
Mr. Brown's compensation is governed by his Employment Agreement, the principal terms of which were approved by the Board of Directors, upon the recommendation of the Committee, on December 9, 1998. The terms of that Agreement are described under the heading "Employment Agreement with Richard H. Brown" on pages 14-15 of this Proxy Statement. In approving the terms of Mr. Brown's compensation, the Committee considered the compensation packages for competitive positions, the need to hire an executive with the strategic, financial, and leadership skills to improve the company's performance, Mr. Brown's compensation at his former employer, and the benefits he would forfeit upon his resignation from that employer.

     Under EDS' annual incentive plan, the maximum award of 190% of the targeted bonus may be exceeded by an individual executive as described above. Accordingly, because both EDS and Mr. Brown significantly exceeded targets established for 1999, his bonus for 1999 exceeded the amount provided for in his Employment Agreement.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. We intend to structure annual cash bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards "performance-based compensation" to the extent practicable, although restricted stock awards under the Incentive Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation. We anticipate that the $1 million level will be exceeded with respect to the Chief Executive Officer and certain other executive officers.

                                     Compensation and Benefits Committee
                                     C. Robert Kidder, Chairman
                                     William H. Gray, III
                                     Ray J. Groves

Compensation and Benefits Committee Interlocks and Insider Participation

     The Compensation and Benefits Committee is composed of C. Robert Kidder, William H. Gray, III, and Ray J. Groves, none of whom are employees or current or former officers of EDS.

Performance Graph

     The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1995. As a result of our split-off from GM, each share of GM Class E Common Stock was converted into one share of EDS Common Stock effective June 7, 1996. Accordingly, the return on Common Stock in the following graph assumes an investment of $100 in the GM Class E Common Stock on January 1, 1995.

     This graph is presented in accordance with Securities and Exchange Commission (SEC) requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

                   Comparison of Five Year Cumulative Return

   -------------------------------------------------------------------
              1/1/95  1/1/96  6/7/96  1/1/97  1/1/98  1/1/99  1/1/00
   -------------------------------------------------------------------
   EDS          100     137     151     115     119     138     186
   -------------------------------------------------------------------
   GOLDMAN      100     137     152     161     186     233     293
   -------------------------------------------------------------------
   S&P 500      100     142     169     169     225     289     350
   -------------------------------------------------------------------

     Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and Performance Graph are not incorporated by reference into any such filings.

Summary Compensation Table

     The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 1999 (the "named executive officers").

                                                                                               Long-Term
                                                         Annual Compensation              Compensation Awards
                                                 -----------------------------------------------------------------
               Name and                                                      Other        Restricted     Number       All Other
          Principal Position                                                 Annual         Stock          Of        Compensation
              During 1999                Year    Salary        Bonus      Compensation   Awards (b)      Options         (c)
Richard H. Brown                         1999  $1,500,000    $3,636,000       -0-             -0-         400,000      $  2,400
 Chairman of the Board
 and Chief Executive Officer
Jeffrey M. Heller                        1999     654,514     1,444,950       -0-             -0-           -0-          40,398
 President and Chief                     1998     562,500        -0-       $  2,202      $ 4,059,375      300,000        39,299
 Operating Officer                       1997     500,000        -0-         15,466       10,765,625        -0-          64,994
James E. Daley                           1999     407,372     1,160,000 (a)   -0-          1,210,156      250,000         2,400
 Executive Vice President and
 Chief Financial Officer
Paul J. Chiapparone                      1999     475,000       921,500     101,065           -0-           -0-          36,085
 Executive Vice President                1998     445,833           -0-     111,485           -0-         100,000        35,679
                                         1997     425,000           -0-      20,472        4,306,250        -0-          51,454
Fred G. Steingraber                      1999   4,065,116       467,584      11,274           -0-           -0-         490,961
 Chairman and CEO of                     1998   3,733,333       616,667       4,923           -0-         291,132       444,347
 A.T. Kearney                            1997   2,940,000     1,060,000       5,322           -0-         372,202       377,422

(a)  Includes $150,000 sign-on bonus.
(b) Amount for 1999 represents award of 25,000 restricted stock units to Mr. Daley on March 8, scheduled to vest at the rate of one-third per year commencing in 2000. Amount for 1998 represents award of 100,000 units to Mr. Heller on August 10, scheduled to vest at the rate of 20% per year commencing in 1999. Amount for 1997 represents award on January 3 of 250,000 units to Mr. Heller, scheduled to vest at the rate of 10% per year commencing in 1998, and 100,000 units to Mr. Chiapparone, scheduled to vest at the rate of 20% per year commencing in 1998. Vesting for each year is subject to the company's achievement of performance targets and if such targets are not achieved will be deferred until not later than the last scheduled vesting date or normal retirement. Vesting may be accelerated with respect to certain named executives under the Retention Plan or other agreements described below. As of December 31, 1999, the number and fair market value of unvested restricted stock units held by the named executive officers were: Mr. Brown, 152,500 shares, $10,074,531; Mr. Heller, 482,000 shares, $31,842,125; Mr. Daley, 25,000 shares, $1,651,563; Mr. Chiapparone,
     137,000 shares, $9,050,563; and Mr. Steingraber, 138,511 shares,
     $9,150,383. Dividend equivalents are paid with respect to restricted stock units in the amount and at the time of the payment of dividends on the Common Stock.
(c) Amount reported for 1999 consists of (i) for each of the named executive officers other than Mr. Steingraber, $2,400 in respect of the employer matching contribution of Common Stock under the EDS 401(k) Plan, (ii) for Messrs. Heller, Chiapparone and Steingraber, $37,998, $33,685 and $21,261, respectively, for payments by EDS of premiums under life insurance policies the proceeds of which may be applied toward the continuation of salary payments for the benefit of their surviving spouse and (iii) for Mr. Steingraber, $469,700 of contributions to his account under the A.T. Kearney executive and supplemental executive retirement plans.

Option Grants in 1999

     The following table contains information regarding awards of stock options to the named executive officers in 1999 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified in footnote (d) below. This model is only one method of valuing options, and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

                                     Number of             % of Total
                                     Securities           Stock Options
                                    Underlying             Granted to         Exercise or                             Hypothetical
                                      Options             Employees in        Base Price           Expiration         Value at Grant
             Name                     Granted                 1999           Per Share (a)            Date               Date (d)
Richard H. Brown                      400,000                 3.6%               $66.88             12/10/09(b)          $10,228,000
Jeffrey M. Heller                         -0-
James E. Daley                        250,000                 2.2%               $48.41                 (c)              $ 3,915,000
Paul J. Chiapparone                       -0-
Fred G. Steingraber                       -0-

(a) All options were granted under the Incentive Plan. The exercise price equals the fair market value of the Common Stock on the date of grant (December 10 for Mr. Brown and March 8 for Mr. Daley). The exercise price may be paid in cash, shares of Common Stock or pursuant to a cashless exercise procedure under which the holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to EDS out of the sales proceeds an amount equal to the exercise price plus applicable withholding taxes.
(b) The options granted to Mr. Brown are exercisable at the rate of 20% per year commencing December 10, 2000, and on each December 10 thereafter through 2004.
(c) The options granted to Mr. Daley are exercisable at the rate of 20% per year commencing March 1, 2000, and on each March 1 thereafter through 2004, and will terminate with respect to each portion thereof on the five-year anniversary of the date that portion became exercisable.
(d) Calculated using a variation of the Black-Scholes option pricing model based upon the following assumptions: estimated time until exercise of four years for the March 8 grant and six years for the December 10 grant; volatility rate of 35.73% for the March 8 grant and 29.97% for the December 10 grant; risk-free interest rate of 5.33% for the March 8 grant and 6.13% for the December 10 grant; and dividend yield of 1.24% for the March 8 grant and .90% for the December 10 grant.

Option Values at December 31, 1999

     The following table contains information regarding the total number of exercisable and non-exercisable stock options held by the named executive officers at December 31, 1999, and the aggregate dollar value of the in-the-money options at that date. In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock, which is deemed to be $66.0625, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999.

                                           Number of Shares Underlying  Value of Unexercised In-The-
                                               Unexercised Options             Money Options
                                           ---------------------------  ----------------------------
Name                                       Exercisable  Unexercisable    Exercisable  Unexercisable
Richard H. Brown                                200,000      1,200,000     $4,912,500    $19,650,000
Jeffrey M. Heller                                60,000        740,000     $1,528,125    $16,613,750
James E. Daley                                      -0-        250,000            -0-    $ 4,414,063
Paul J. Chiapparone                              20,000        280,000     $  509,375    $ 6,238,000
Fred G. Steingraber                              74,441        688,903     $1,737,732    $16,884,648

Retirement Plans

     The following table indicates the estimated annual benefits payable to the named executive officers (other than Mr. Steingraber, whose retirement benefits are paid under the non-qualified A.T. Kearney executive and supplemental executive retirement plans) upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the "Retirement Plan") and the EDS 1998 Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code.

Final Average                                                  Years of Service
                 ----------------------------------------------------------------------------------------------------------------
  Earnings                      5               10               15               20               25               30
   $400,000                  $35,592          $71,184         $106,777         $142,369         $177,961         $213,553
   $600,000                  $53,926         $107,851         $161,777         $215,702         $269,628         $323,553
   $800,000                  $72,259         $144,518         $216,777         $289,036         $361,294         $433,553
 $1,000,000                  $90,592         $181,184         $271,777         $362,369         $452,961         $543,553
 $2,000,000                 $182,259         $364,518         $546,777         $729,036         $911,294       $1,093,553
 $3,000,000                 $273,926         $547,851         $821,777       $1,095,702       $1,369,628       $1,643,553

     As of December 31, 1999, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers (other than Mr. Steingraber) were as follows: Mr. Brown, $3,000,000--17 years; Mr. Heller, $882,570--32 years; Mr. Daley $684,592--2 years; and Mr. Chiapparone, $768,069--33 years. The salary and bonus for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table above. The eligible years of credited service listed above for Messrs. Daley and Brown reflect extra years of service pursuant to their agreements with EDS described below.

     "Compensation" under the Retirement Plan generally refers to total annual cash compensation (up to $160,000 for 1999 as limited by the Internal Revenue
Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a "cash balance" plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The named executive officers, other than Mr. Steingraber, are also eligible to participate in the EDS Restoration Plan, which provides for a supplemental benefit equal to the amount they would receive under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code.

     The annual benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan and the Restoration Plan, will generally equal (i) 55% of the average of the participant's total Compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected. Benefits under the Supplemental Plan can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee, although pursuant to the EDS Senior Management Retention Plan described below any such reduction, suspension or elimination may not adversely impact the retirement benefits payable to participants in that plan, which include Messrs. Heller and Chiapparone.

Employment Agreement with Richard H. Brown

     The Board of Directors elected Mr. Brown Chairman and Chief Executive Officer effective January 1, 1999. The Employment Agreement between EDS and Mr. Brown provides for his employment through the later of December 31, 2003 or, if notice by either party to terminate such employment is delivered at any time after December 31, 2000, the third anniversary of such notice. Under that agreement, Mr. Brown will receive an annual salary of $1,500,000, subject to possible future increases after 1999, and will have the opportunity to receive an annual award under the company's Executive Bonus Plan targeted at 100% of base salary with a maximum of 200% of base salary, and a minimum award for 1999 of 100% of base salary. It also provides for his participation in EDS' employee benefit programs on terms not less favorable than those offered to other senior executives of EDS, the reimbursement of certain costs incurred by him in connection with his relocation to the Dallas area and the payment of reasonable professional fees incurred by him in connection with the preparation of the agreement.

     The Employment Agreement provides for Mr. Brown to receive a supplemental retirement benefit equal to the amount he would have earned under EDS' Retirement Plan and Supplemental Plan, calculated crediting him with 16 years of service in addition to the number of his actual years of service to EDS. For purposes of such calculation, his final average earnings will not be less than his 1999 salary and minimum bonus described above. The retirement benefit will be offset by benefits provided to him under the Retirement Plan and Supplemental Plan and will vest upon completion of five years of service. Special provisions apply upon his retirement prior to age 62 or his death prior to commencement of benefits.

     In the event of the termination of Mr. Brown's employment during the term of his Employment Agreement by EDS without Cause (as defined), or by him for Good Reason (as defined), he will be entitled to the following: a lump sum payment equal to three times the sum of his annual salary and the greater of his most recent target or actual annual bonus payment; immediate vesting of his supplemental retirement benefit, restricted stock and stock options and continued exercisability of the stock options until the earlier of five years following termination of employment or expiration of the ten-year option term; a pro-rated payment of the targeted performance bonus for the year of termination; and continuation of benefits for a three-year period (or, if earlier, such time as he attains age 65). In the event of a Change of Control (as defined in the CoC Agreements referred to below), Mr. Brown will be entitled to the benefits afforded to him under such CoC Agreements, which have been incorporated into his Employment Agreement, all equity-based awards granted to him will fully vest and, if his employment is terminated following such event, his supplemental retirement benefit will vest.

     Mr. Brown's Employment Agreement provides that if any payment to him thereunder or under any other agreement is subject to federal excise taxes imposed on golden parachute payments, EDS will make an additional payment to him to cover any such tax payable by him, the taxes on such gross-up payment and any interest or related penalties.

     Pursuant to the terms of his offer of employment, on December 10, 1998, Mr. Brown received as a sign-on bonus and incentive the following: a cash payment of $4,450,000; 50,000 restricted stock units, scheduled to vest at the rate of 10,000 per year on the first five anniversaries of the date of grant commencing December 10, 1999; and non-qualified options to purchase 1,000,000 shares of Common Stock at an exercise price of $41.50 per share, with a ten-year term and exercisable at the rate of 200,000 shares per year on the first five anniversaries of the date of grant. Mr. Brown also was awarded 225,000 restricted stock units, all of which had vested by April 1, 2000.

Offer of Employment to James E. Daley

     Mr. Daley was appointed Executive Vice President and Chief Financial Officer effective March 8, 1999. Under the terms of his offer of employment, he received a sign-on bonus of $150,000. Mr. Daley was also awarded non-qualified options to purchase 250,000 shares of Common Stock at an exercise price of $48.41 per share, exercisable at the rate of 20% per year commencing on March 1, 2000, and 25,000 restricted stock units, exercisable at the rate of one-third per year (subject to the company's achievement of performance targets) commencing on March 1, 2000. His agreement provides for an annual salary of $500,000 subject to possible future increases after 1999, and participation in EDS' Executive Bonus Plan with a targeted award of $400,000 for 1999 and 2000, or 150% of that amount if bonuses are paid to other executive officers for those years. The agreement also provides for his participation in EDS' employee benefit programs on terms not less favorable than those offered to other senior executives of EDS and the reimbursement of certain costs incurred by him in connection with his relocation to the Dallas area. In addition, he will be credited for two years of service under EDS' Retirement Plan and Supplemental Plan for each of his first five years of employment by the company.

     In the event of the termination of Mr. Daley's employment prior to March 1, 2001, by EDS without Cause (as defined), or by Mr. Daley for Good Reason (as defined), he will be entitled to receive the following: a lump sum payment equal to two times the sum of his annual salary and most recent annual performance bonus target; a pro-rated payment of the targeted performance bonus for the year of termination; and continuation of benefits for a two-year period.

Management Consulting Services Employment Agreement with Fred G. Steingraber

     In connection with the acquisition of A.T. Kearney ("ATK") by EDS, ATK entered into a Management Consulting Services Employment Agreement with Mr. Steingraber dated August 31, 1995. That agreement provides for Mr. Steingraber's employment as Chief Executive Officer of ATK for a five-year term, expiring on August 31, 2000, at an annual base salary of not less than $887,500, with annual increases in salary of not less than the average increase for those persons who were shareholders of ATK prior to the acquisition by EDS. In addition, Mr. Steingraber is entitled to an annual bonus as well as participation in benefit plans generally provided to full-time employees of ATK. In the event of the termination of Mr. Steingraber's employment during the term of this agreement by ATK for Cause (as defined), or by Mr. Steingraber for Good Reason (as defined), he will be entitled to the following: continuation of his salary through the earlier of 24 months or August 31, 2000; an accrued bonus for the year of termination, pro-rated through his termination date, based on the average of his 1996 and 1997 bonus (the "Average Bonus"); an additional bonus equal to the product of 1/12 of his Average Bonus multiplied by the number of months from his termination date through the earlier of 24 months thereafter or August 31, 2000; and, under the terms of his 1995 restricted stock award issued in connection with the acquisition of ATK, continued vesting of such 1995 award (but not subsequent awards).

     The terms of the foregoing agreement remain in effect through August 31, 2000. Following that date, Mr. Steingraber's employment by ATK will be governed by the terms of a subsequent Management Consulting Services Employment Agreement entered into on February 28, 1998, to be effective September 1, 2000. Under that agreement, Mr. Steingraber shall be considered an "at will" employee from and after September 1, 2000. Accordingly, such agreement does not provide for the aforementioned payments to Mr. Steingraber in the event of the termination of his employment, although he may be entitled to continued vesting of his 1995 restricted stock award under its terms as described above and, depending on the date of termination, to any amounts required to be paid under the retention agreement described in the following paragraph.

     In addition to the foregoing agreements, under the terms of a Management Consulting Services Special Retention Employment Agreement dated December 1, 1998, among ATK, EDS and Mr. Steingraber, in the event of a sale by EDS of a 50% or greater interest in ATK during the period from December 1, 1998 through January 31, 2001 (the "retention period"), he will be entitled to a bonus equal to twice his highest annual performance bonus during the retention period (but not less than twice his 1997 bonus) and, if he remains employed by ATK or its purchaser following such sale, he shall not be deemed to have terminated his employment with ATK for purposes of his prior option and restricted stock awards. Under that retention agreement, in the event his employment is terminated without Cause during the retention period, regardless of a sale of ATK, he will be entitled to the continuation of his salary and bonus for a period of 24 months following the date of termination, and if there is no sale of ATK during the retention period, he will receive an additional bonus equal to twice his highest annual performance bonus during the retention period (but not less than twice his 1997 bonus).

Change of Control Employment Agreements

     EDS has entered into a change of control employment agreement (a "CoC Agreement") with each of the named executive officers other than Mr. Steingraber (each, an "Executive"). In the case of Mr. Brown, the provisions of the CoC Agreement have been incorporated into his Employment Agreement. The CoC Agreements generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive will be continued for a period of five years (the "Employment Period").

     The employment rights of an Executive under a CoC Agreement are triggered by either a "Change of Control" or a "Potential Change of Control." Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if either (a) the EDS Board determines that a Change of Control is not likely or (b) the Executive elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence of any of the following: (i) any person, other than exempt persons (including employee benefit plans), becomes a beneficial owner of 15% or more of EDS' voting stock; (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 15% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. A "Potential Change of Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

     Throughout the Employment Period, each Executive's position, authority and responsibilities will not be diminished from the most significant held by him or her at any time during the 90-day period immediately prior to the commencement of the Employment Period, and his or her compensation will continue on a basis no less favorable than it had been during that period.

     The Employment Period will terminate (i) automatically upon the Executive's death or after 180 days of continuing "Disability," (ii) at EDS' option if the Executive is terminated for Cause (as defined) and (iii) at the Executive's option at any time for Good Reason (as defined) or for any reason during the 180-day period beginning 60 days after a Change of Control (a "Window Period"). If an Executive's employment is terminated by EDS other than for Cause or Disability for any reason during a Window Period or for Good Reason at any time, he or she will be entitled to receive the following: (i) the employee benefits earned as of the date of termination; (ii) the then current salary and bonus throughout the remainder of the Employment Period; (iii) the cash value of his or her retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the options, restricted stock and other compensatory awards the Executive would have received had his or her employment continued; and (v) continued coverage under welfare benefit plans until the end of the Employment Period. In addition, all unvested options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and, subject to any longer exercise term set forth in the award, their term will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the Employment Period or the prior six-months. In the event of the Executive's death (other than during a Window Period), his or her legal representatives will receive the following: (i) the employee benefits earned as of the date of death, (ii) the Executive's then current salary for one year from the date of death, and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable for up to one year following death, subject to any longer exercise term set forth in the award. The Executive's legal representatives may cash out equity-based awards at the highest price per share of Common Stock paid by specified persons during the Employment Period or the prior six-months. Upon termination due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon death. If an Executive's employment is terminated, other than during a Window Period, by EDS for Cause or by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits earned as of the date of termination.

Retention Plan

     Messrs. Heller and Chiapparone participate in the EDS Senior Management Retention Plan (the "Retention Plan"), which provides for certain retention benefits that vary based on the participant's position with EDS and eligibility for retirement during the Retention Period. The following discussion of the Retention Plan pertains to the terms thereof applicable to Messrs. Heller and Chiapparone, who are the only named executive officers who participate in the plan, and does not pertain to other plan participants who will not have reached Retirement Age (as defined) by the end of the Retention Period. For purposes of this plan, the Retention Period commenced on August 6, 1998, and will end on January 31, 2001.

     The Retention Plan provides for the payment of a bonus to participants who remain employed by EDS through the end of the Retention Period in an amount equal to the greater of (i) two times the participant's targeted 1998 bonus or
(ii) the sum of the actual annual incentive bonuses awarded to the participant in respect of calendar years 1998, 1999 and 2000. In addition, a participant who remains employed until the end of the Retention Period will continue to vest in all pre-1998 restricted stock awards in accordance with their scheduled vesting terms prior to the end of that period) and will continue to be eligible to exercise all pre-1998 stock options as if his employment had continued for ten years from the date of grant, in each case regardless of termination for any reason. Participants who remain employed through the end of the Retention Period will be entitled to receive benefits under the Supplemental Plan upon retirement computed without diminution by reason of the fact that the participant is less than 62 years of age at the time of retirement.

     If the participant's employment is terminated by EDS prior to the end of the Retention Period for any reason other than Cause (as defined) or if the participant terminates employment for Good Reason (as defined), then the participant shall be entitled to receive a bonus payment equal to the greater of
(i) two times the executive's targeted 1998 bonus or (ii) the sum of the annual incentive bonuses actually awarded to the participant during the Retention Period prior to termination. In addition, such participant will be entitled to receive a severance payment equal to 18 times his monthly salary rate (or, for those participants entitled to receive specially computed benefits under the Supplemental Plan as described below, equal to the salary the participant would have received through the end of the Retention Period had the participant remained employed through such date). In addition, all pre-1998 unvested restricted stock awards granted to the participant will continue to vest at the times and in the amounts set forth in the participant's stock award agreement, without regard to performance targets, and all pre-1998 stock options awarded to the participants will continue to be exercisable in accordance with the schedule set forth in the participant's option award agreement. Participants whose employment is terminated during the Retention Period by EDS without Cause or by the participant for Good Reason, will also be entitled to receive benefits under the Supplemental Plan upon retirement computed without diminution by reason of the fact that the participant is less than 62 years of age at the time of retirement.

     If a participant should become entitled to benefits under a CoC Agreement prior to the end of the Retention Period, he will not be entitled to benefits under both the Retention Plan and the CoC Agreement but may elect to receive benefits under the Retention Plan or the CoC Agreement, provided that he may elect to receive benefits under the Retention Plan as well as the benefit of the provisions under the CoC Agreement providing for certain tax gross-up payments with respect to certain excise taxes under Federal tax laws.

Certain Transactions

     James A. Baker, III, a director of EDS, is a senior partner of the law firm of Baker Botts LLP. EDS retained that firm to provide various legal services to EDS during 1999.

     During 1999, EDS purchased an aggregate of 13,540,306 shares of Common Stock from the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly Rate Employees Pension Plan (the "Hourly Plan") for an aggregate purchase price of $774,429,106. These shares were purchased to source the company's requirements for Common Stock under its equity based benefit plans and as a hedge against future requirements. Under the terms of the registration rights agreement between EDS and the Hourly Plan (which was assumed by EDS at the time of its split-off from GM in 1996), prior to making any market purchases of Common Stock to source its benefit plan needs EDS must first give the Hourly Plan the opportunity to sell such shares to EDS.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to EDS, we believe that all such reports were timely filed in 1999, except that (i) Troy W. Todd, an executive officer of EDS, did not timely report the ownership of 5,000 shares of Common Stock acquired by a self-employment IRA on May 12, 1999, and (ii) James
A. Baker, III, a director of EDS, did not timely report the acquisition of 250 shares of Common Stock on February 9, 1999, by a managed investment account of which he is the beneficiary but does not have investment control. All of the foregoing purchases have been reflected in subsequent filings by such individuals.

              PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP as EDS' independent auditors for the year ending December 31, 2000. That firm has been EDS' auditors since 1984. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Meeting. If the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

     The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors for 2000.


           PROPOSAL 3:  SHAREHOLDER PROPOSAL RELATING TO RIGHTS PLANS

     John Chevedden, as proxy for the Ray T. Chevedden and Veronica G. Chevedden Trust, 2215 Nelson Ave., Redondo Beach, CA 90278, the owner of 1,060 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

     RESOLVED:  SHAREHOLDER RIGHT TO VOTE ON POISON PILLS
Recommend the company shall not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount:
     UNLESS such plan or agreement has been previously approved by a majority shareholder vote at a shareholder meeting.
     After adoption this Resolution is not to be amended, modified or repealed, except as a separate resolution by a majority shareholder vote.

SUPPORTING STATEMENT:
Why submit the EDS poison pill to a shareholder vote?
 .  The poison pill injures shareholders by reducing management accountability and adversely affecting shareholder value.
 .  Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.
       Nell Minow and Robert Monks in their book, Power and Accountability
 .  Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.
       Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999
 .  The Council of Institutional Investors (www.ciicentral.com) recommends
                                           ------------------
shareholder approval of all poison pills in its Shareholder Bill of Rights.

   The adoption of this resolution could be a step towards management changing the following company core-practices that are not competitive - according to many institutional shareholders:

 .  No annual election of all directors.
 .  Director James Baker's law firm bills EDS substantial fees.
 .  EDS does not disclose the fees billed by Baker's law firm.
 .  The American Bar Association discourages directors from sitting on boards of companies from which they take additional legal fees.
 .  Directors with financial links to the company sit on the key Audit and key
   Nominating Committees.
 .  Director Brown owns only 387 shares.
 .  Director Gray owns only 1100 shares.
 .  Director Gray is over-extended with 7 outside board seats.
 .  Director Groves is also over-extended with 7 outside board seats.
 .  No confidential voting.
 .  Management can telephone shareholders to change their vote.
 .  No cumulative voting.

 .  An 80% shareholder vote is required on certain key items.
 .  This equals a 100% vote requirement when 80% of shares vote.
 . An 80% vote requirement gives a small minority the veto power over certain transactions that benefit the vast majority of shareholders.

What issues highlight concern about improving EDS performance at the highest corporate level:
EDS takes a $379 million write-off and $20 million quarterly loss.
     New York Times    April 30, 1999
EDS takes a $236 million write-off for job cuts. EDS also announces it will take an additional $380 million write-off in the 4th quarter.
     Wall Street Journal       Oct. 29, 1999
     In its response to this resolution, EDS was asked to name the steps it has taken in the last year to improve corporate governance at the highest level of the company. Improvement at the highest corporate level can be a cost-free alternative to repeated write-offs of:

 .  $379 million
 .  $236 million
 .  $380 million

To increase shareholder value vote yes: SHAREHOLDER RIGHT TO VOTE ON POISON
PILLS
                                    YES ON 3

                                _______________


                       THE BOARD OF DIRECTORS RECOMMENDS
            A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     In 1996, prior to EDS' split-off from General Motors, the Board of Directors of EDS adopted a shareholder rights plan to protect EDS shareholders against abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the company. Without commenting on the inaccuracy of various factual assertions made by the proponent, the Board believes that the continuation of EDS' shareholder rights plan is in the best interest of EDS and its shareholders.

     The EDS shareholder rights plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of your investment in EDS. It is designed to encourage potential acquirors to negotiate directly with the Board of Directors, which we believe is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and protect stockholders against potential abuses during the takeover process, such as an offer which would not treat all shareholders fairly and equally. The rights plan allows the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of EDS and is in the best interest of its shareholders.

     The economic benefits of a shareholder rights plan to stockholders have been validated in several studies. A study released in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies with shareholder rights plans received takeover premiums that were on average eight percentage points higher than premiums paid for target companies without rights plans. The report also noted that the existence of a shareholder rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid, and that the takeover rate was similar for companies with and without rights plans. It is for these reasons that companies continue to adopt new rights plans, and renew existing ones, in large numbers. In 1998 alone, over 500 companies adopted or renewed rights plans. By 1999, over 2,400 companies had adopted rights plans.

     This proposal requires the approval of holders of a majority of the shares voting at the Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the rights plan would require Board action. Implementation of a requirement for shareholder approval of future shareholder rights plans would require either Board action or a shareholder amendment of EDS' By-laws, which in turn requires approval by holders of at least two-thirds of EDS' common stock.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.


          PROPOSAL 4:  SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTE

     John Chevedden, 2215 Nelson Ave., Redondo Beach, CA 90278, as proxy for Nick Rossi, the owner of 120 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

RESOLVED:  ADOPT SIMPLE-MAJORITY VOTE
Reinstate simple-majority vote on all issues that are submitted to shareholder vote (a recommendation). Delete requirements for greater than a majority shareholder vote to the fullest extent permissible. This resolution includes the requirement that once adopted, a change of this resolution shall have a majority of shareholder votes cast as a separate resolution.

SUPPORTING STATEMENT:
Why adopt simple-majority vote?
 .  Simple-majority resolutions won 54% APPROVAL from shareholders in 1999 -
   Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999.
 .  Super-majority requirements are widely opposed.
 .  The bi-partisan National Conference of State Legislatures urged States to ban super-majority rules.
 . Major professionally-managed funds, including those holding substantial EDS stock, declare that super-majority rules are not in the best interest of shareholders.
 .  Proponents of the simple-majority vote said that super-majority vote requirements may devaluate the stock.
 .  A competitive management does not need the power to override a majority of its shareholders.
 .  At EDS an 80% super-majority shareholder vote is required on certain key items.
 .  This equals a 100% shareholder vote requirement when 80% of shares vote.
 . An 80% vote requirement gives a small minority the veto power over certain actions that can benefit the vast majority of shareholders.

What incentive is there for good corporate governance - highlighted by simple-majority vote?
50 institutional investors, managing $840-million, told McKinsey & Co. they would pay an 11%-average stock premium for companies with good governance practices.
Why the big jump? Some investors said that good governance will boost long-term performance. Others said good governance decreases the risk of bad news--and when trouble occurs, good-governance companies rebound faster.
      Business Week        Sept. 15, 1997
Simple-Majority vote is particularly important when management needs greater accountability for performance:

After 6-months of intense negotiations Connecticut has terminated a tentative $1.3 billion contract with EDS.
      Washington Post      June 30, 1999
EDS offered another 8,000 employees early retirement, incurring a sizable write-off.
      ValueLine                Sept. 3, 1999
Sluggish revenue gains and a big restructuring write-off drove EDS quarterly earnings down 19%.
      Wall Street Journal      Oct. 29, 1999
EDS growth is restricted by lower GM revenues, which are 20% of EDS sales. Declining GM business has lower margins.
      Standard & Poor's        Nov. 20, 1999

     Institutional Shareholders Services said the super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority requirements may entrench management by preventing action that may benefit shareholders.
     To increase shareholder value:  ADOPT SIMPLE-MAJORITY VOTE
                                    Yes on 4

                                _______________


                       THE BOARD OF DIRECTORS RECOMMENDS
            A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Most proposals submitted to a vote of EDS' shareholders, whether by management or the shareholders, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, the company's Certificate of Incorporation contains provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the approval of certain business combination transactions with a significant shareholder, removal of directors, elimination of the classified board, and the requirement that shareholder action be taken at a meeting. In addition, the company's by-laws require the vote of holders of two-thirds of the outstanding stock to amend its terms.

     These super-majority vote provisions are intended to preserve and maximize the value of EDS for all shareholders by protecting against self-interested actions by one or a few large shareholders. Similar provisions are included in the governing documents of many public corporations. These provisions are intended to encourage a person making an unsolicited bid for the company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareholders. Without these provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of EDS without negotiating with the Board to achieve the best results for other shareholders. These provisions are not intended to, and do not, preclude unsolicited offers to acquire EDS at a fair price. In fact, the super-majority vote requirement for business combinations with a significant shareholder do not apply if that shareholder is paying fair market value, or at least the amount previously paid by it for shares in any tender offer, for any additional shares to be acquired by it in the proposed transaction.

     Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the Certificate of Incorporation and By-laws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareholders.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Under SEC rules, shareholder proposals intended to be presented at the 2001 Annual Meeting and included in the proxy materials for that meeting must be received no later than December 7, 2000, and must comply with applicable SEC rules. Proposals may be mailed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199.

     Our Bylaws provide for certain procedures that shareholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposal is intended to be included in our proxy materials for that meeting. Generally, the shareholder must notify the Secretary of EDS of the proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. Copies of the Bylaws are available from the Secretary of EDS.

     We currently expect that the 2000 Annual Meeting of Shareholders will be held on May 22, 2001, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy materials, which as noted above must be received by December 7, 2000) must be given by shareholders by February 21, 2001.

                               ADMISSION TICKET

                                  [EDS LOGO]

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                            MAY 23, 2000, 1:00 P.M.
                               The Plano Centre
                         2000 E. Spring Creek Parkway
                              Plano, Texas 75074

                                                   Take Central Expressway
                                                (U.S. Highway 75) to Exit 31
                                                   (Spring Creek Parkway).
                                              Head east on Spring Creek Parkway
                                     [MAP]       to Plano Convention Centre,
                                                    located on the southwest
                                                     corner of Spring Creek
                                                    Parkway and Jupiter Road.


                         PROXY/VOTING INSTRUCTION CARD
        This Proxy is solicited on behalf of the Board of Directors of
                      ELECTRONIC DATA SYSTEMS CORPORATION
            for the Annual Meeting of Stockholders on May 23, 2000

        The undersigned hereby authorizes Richard H. Brown, Jeffrey M. Heller, and D. Gilbert Friediander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at The Plano Centre, 2000 E. Spring Creek Parkway, Plano, TX 75074 on May 23, 2000, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The Proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.
        This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Stock Purchase Plan, the EDS Puerto Rico Savings Plan, the GM Savings Stock Purchase Program, the GM Personal Savings Plan, the Delphi Automotive Savings Stock Purchase Plan and the Delphi Automotive Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned's accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although shares in the EDS 401(k) Plan may, and shares in the GM SSPP and Delphi SSPP will, be voted in the discretion of the respective plan trustee.

Address Change/Comments:
                         -------------------------------------------------------
                                    (SEE OTHER SIDE)

                       ANNUAL MEETING OF SHAREHOLDERS of

                      ELECTRONIC DATA SYSTEMS CORPORATION

                                 May 23, 2000

                  ------------------------------------------
                           PROXY VOTING INSTRUCTIONS
                  ------------------------------------------


TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                        ------------------------------
YOUR CONTROL NUMBER IS ----
                                        ------------------------------


                                          Please Detach and Mail in the Envelope Provided
-----------------------------------------------------------------------------------------------------------------------------------
A  [X]  Please mark your
        votes as in this
        example.

                   FOR all nominees            WITHHOLD            (The Board of Directors recommends a vote "FOR" Items 1 and 2.)
               listed at right (except         AUTHORITY         (The Board of Directors recommends a vote "AGAINST" Items 3 and 4.)
                   as marked to the     to vote for all nominees
                    contrary below)         listed at right
1. Election of          [ ]                      [ ]                    Nominees:   William H. Gray, III
   Directors.                                                                       Ray J. Groves
                                                                                    Jeffrey M. Heller
INSTRUCTIONS: To withhold authority to vote for                                     Ray L. Hunt
any individual nominee(s), strike a line through the
nominee's name in the list at right.)
                                                                                        FOR        AGAINST        ABSTAIN
2.      Directors' Proposal. Ratification of appointment of auditors.                   [ ]          [ ]            [ ]

3.      Shareholder proposal regarding rights plan.                                     [ ]          [ ]            [ ]

4.      Shareholder proposal regarding majority vote.                                   [ ]          [ ]            [ ]

To include any comments or change of address, mark this box and use the reverse side.   [ ]

If you do not want to receive an Annual Report for this account, please mark this box.  [ ]     Please mark this    [ ]
                                                                                                box if you plan
                                                                                                to attend the
                                                                                                Annual Meeting.

SIGNATURE(S):                                                                   Dated:                  , 2000.
              -----------------------------------------------------------------       -----------------
NOTE: Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, or corporation official, please give full title. Each joint owner must sign the proxy.